PITTSBURGH, April 3, 2020 - GNC Holdings, Inc. today announced that as a result of the COVID-19 pandemic, the Company has had to make some difficult decisions in order to protect the long-term prospects for the business.
Given the unprecedented economic disruption caused by this health crisis, management has implemented measures to reduce expenses and maintain flexibility to manage through these challenging times including:

•	A reduction in operating expenses including a hiring freeze, eliminating corporate merit increases and other cost saving initiatives

•	A decrease in the number of field leadership roles as the company continues to optimize the store fleet

•	Reducing costs across the business with the exception of digital capabilities

•	Temporary furloughs for a significant portion of our store and corporate associates across all levels of the organization

Furloughed associates will maintain health benefits in GNC sponsored plans with 100% of the premium funded by GNC throughout at least the month of April.
“These decisions were extremely difficult but necessary as we navigate the challenges ahead of us. We are focused on our people and our business, and because of that we had to take decisive action,” said Ken Martindale, chairman and chief executive officer. “We expect these measures will give us the footing to continue to provide solutions to help others live well.”

About GNC:
GNC Holdings, Inc. (NYSE: GNC) is a leading global health and wellness brand that provides high quality science-based products and solutions consumers need to live mighty, live fit, live long and live well.
The brand touches consumers worldwide by providing its products and services through company-owned retail locations, domestic and international franchise locations, digital commerce and strong wholesale and retail partnerships across the globe.  GNC’s diversified, multi-channel business model has worldwide reach and a well-recognized, trusted brand.  By combining exceptional innovation, product development capabilities and an extensive global distribution network, GNC manages a best in class product portfolio. As of December 31, 2019, GNC had approximately 7,500 locations, of which approximately 5,400 retail locations are in the United States (including approximately 1,800 Rite Aid licensed store-within-a-store locations) and the remainder are locations in approximately 50 countries.